Exhibit (a)(5)(I)

August 29, 2012

MELROSE PLC

MELROSE COMPLETES ACQUISITION OF OVER 99.6% OF ELSTER IN TENDER OFFER

Melrose PLC (“Melrose”) announces today the final results of the tender offer by Mintford AG (“Bidder”), an indirect wholly owned subsidiary of Melrose, to acquire all outstanding ordinary shares and American Depositary Shares (“ADSs”) of Elster Group SE (“Elster”) for USD 82.00 per ordinary share and USD 20.50 per ADS, in each case in cash, without interest and less any required withholding taxes.

The subsequent offering period for the tender offer expired at 5:00 pm, New York City time, on August 28, 2012.  The tender agent for the tender offer has advised Melrose that, as of such time, approximately 99.62% of the total share capital of Elster, which includes 17,412,069 ordinary shares of Elster and 42,804,332 ADSs of Elster, has been validly tendered and not validly withdrawn during the initial offering period and the subsequent offering period (including those that have been tendered by notice of guaranteed delivery and subsequently delivered), all of which Bidder has accepted for payment.

Melrose also expects that the ADSs of Elster will be delisted from the New York Stock Exchange within the next few weeks. As previously announced by Melrose at the end of the initial offering period, having acquired over 95% of the total share capital of Elster in the initial tender offer, Melrose intends to implement a “squeeze-out” of the remaining Elster shareholders.  Such squeeze-out process will be subject to German law and is expected to take a number of months to complete once initiated.

Enquiries:

M: Communications (PR Adviser to Melrose)

+44 (0) 20 7920 2330

Nick Miles

Ann-Marie Wilkinson

Andrew Benbow

Forward Looking Statements

This announcement contains (or may contain) certain forward-looking statements with respect to certain of Melrose’s current expectations and projections about future events. These statements, which sometimes use words such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “will”, “shall”, “may”, “aim”, “predict”, “should”, “continue” and words of similar meaning and/or other similar expressions that are predictions of or indicate future events and/or future trends, reflect the directors’ beliefs and expectations at the date of this announcement and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement.

Statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. The information contained in this announcement is subject to change without notice and, except as required by applicable law, neither Melrose nor any of its affiliates assumes any responsibility or obligation to update publicly or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement.

Additional Information

This announcement is for information purposes only and shall not constitute an offer to buy, sell, issue or subscribe for, or the solicitation of an offer to buy, sell, issue, or subscribe for, any securities in Melrose or any other entity. No securities of Melrose have been or will be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an exemption from registration thereunder.